Exhibit 99.2

Intersect ENT, Inc.

First Quarter 2015 Earnings Conference Call

Wednesday, May 6, 2015, 4:30 PM Eastern

CORPORATE PARTICIPANTS

Lisa Earnhardt – President and Chief Executive Officer

Jeryl Hilleman – Chief Financial Officer

James Stambaugh – Vice President, Clinical Affairs

PRESENTATION

Operator

Good afternoon and welcome to the Intersect ENT First Quarter 2015 Earnings Conference Call. All participants will be in listen-only mode. Should you need assistance, please signal a Conference Specialist by pressing the “*” key followed by “0”. Please note, this event is being recorded. After today’s presentation, there will be an opportunity to ask questions.

I would now like to turn the conference over to Jeri Hilleman, Chief Financial Officer. Please go ahead.

Jeryl Hilleman

Thank you, Catherine. With me today is Lisa Earnhardt, our President and CEO and James Stambaugh, our VP of Clinical Affairs. We appreciate your joining us today to review our First Quarter 2015 results and business update.

Before we begin, I’d like to remind you that we will make statements during this call that include forward-looking statements within the meaning of Federal Securities Laws. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, our outlook for financial performance, sales force growth, clinical studies, approval of new products and indications and procurement of reimbursement codes which are based upon our current estimates and assumptions as well as other risks detailed from time to time in the Intersect ENT’s reports filed with the SEC. Intersect ENT disclaims any obligation of undertaking to update or revise any forward-looking statements contained herein.

I’ll now turn the call over to Lisa Earnhardt. Lisa.

Lisa Earnhardt

Thanks Jeri and good afternoon, everyone. It’s been a busy start to the year, and we are pleased to update you today regarding our progress on a number of fronts: First, we continue to drive adoption of PROPEL with the first quarter revenue increasing by 78% over Q1 last year. In addition, our Q1 revenue was on par with Q4 despite the historical seasonal drop in sinus surgery procedures in the first quarter due to the resetting of deductibles.

Second, enrolment in our clinical trials continues on plan for both PROGRESS and RESOLVE II. We’ve also identified a plan to accelerate the start of the NOVA clinical trials and thereby advance our outlook for NOVA approval from 2018 to 2017. Third, we have made progress on our reimbursement efforts for our family of steroid releasing implants, with regards to both coding as well as coverage by private payors.

In addition, we strengthened our leadership team through the addition of Chas McKhann to the newly created position of Chief Commercial Officer, and we added two outstanding directors to our Board: Kieran Gallahue and Tony Vernon. Until recently, Kieran was the CEO of Carefusion, and Tony was CEO of Kraft Foods and also held senior executive positions at J&J.

Let’s go ahead and start on, on the commercial front. We are now selling to approximately 1,500 accounts, adding over 150 new accounts during the quarter. This increase is attributable to a large part the expansion of our sales force, which has almost doubled since the IPO to 66 territory managers at the end of Q1. We continue to anticipate having approximately 75 territory managers by year end.

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It’s been almost four years since FDA approval of PROPEL and our sales strategy continues to evolve. To date, our growth has been achieved through a combination of acquiring new accounts while driving a high percentage of recurring revenue from our account base. As we continue to expand our footprint and create smaller territories through territory splits, we will continue to acquire new accounts while also deepening our penetration in our existing accounts, through driving adoption with existing physician users as well as working with new physicians. The investment in our sales force and our reimbursements efforts combined with medical education and market development programs are collectively supporting our goal of ensuring patients gain access to our clinically proven products PROPEL and PROPEL mini.

Our experienced territory managers or TMs continue to deliver productivity levels of about $1 million of annualized revenue or higher. Based on our hiring profile, our proven selling processes, and our focus on driving depth within our accounts, we expect that we will be able to achieve this level of productivity across the entire sales organization, once our new hires and recently promoted TMs grow into their territories.

Additionally, at the start of the year, we implemented our first price increase for PROPEL for most of our accounts. This increase was less than 5% and has been well accepted by our customers.

We have also made considerable progress in advancing our product pipeline. I’m pleased to say that patient enrollment is proceeding right on plan in both of our active trials. In addition, we now have defined a path to accelerate the start of the NOVA clinical study and consequently are advancing the target commercialization timeline of this product.

To further discuss these products and clinical initiatives, I’d like to turn the call over to James Stambaugh.

James Stambaugh

Thank you, Lisa. As Lisa said, I’m very pleased to report that we are on plan with patient enrollment in both our PROGRESS and RESOLVE II clinical studies. As a reminder, PROGRESS is an 80-patient trial that we started last September to evaluate the safety and efficacy of PROPEL mini when placed in the frontal sinus opening. We continue to expect to complete enrollment of PROGRESS mid-year, we remain on track to submit a PMA-Supplement by the end of this year, and we continue to project approval for this indication from the FDA in 2016. We expect to share data from this trial in the fall.

RESOLVE II is a 300-patient phase III trial we commenced in December to evaluate the safety and efficacy of our RESOLVE product. This product is intended for in-office use in patients who have had prior sinus surgery, but suffer from recurrent disease, namely polyps and are now indicated for revision surgery. Our timeline for RESOLVE II remains unchanged, which is to complete patient enrollment in the latter part of 2016 and then to file the NDA in 2017 for a projected approval in 2018.

Finally, we have further developed our clinical plans for NOVA and we now anticipate commencing clinical trials in mid-2015 rather than later in the year as previously communicated. We plan to achieve this acceleration by modifying design of the PROGRESS trial to allow use of the Nova implant in a separate cohort of patients. Assuming the FDA agrees with this approach, we believe that this strategy may lead to an earlier than projected FDA approval for the use of Nova in the frontal sinus following enlargement of the sinus opening. We project approval for this indication in 2017 versus our previously communicated market entry timeline of 2018.

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This trial modification is the first step of a multi-pronged approach to obtaining the desired indications for Nova. We are also developing a clinical plan to study Nova in the maxillary sinuses following balloon dilation in the office setting. We will be reviewing these plans with the FDA in the coming months.

In summary, while we are developing NOVA to be used primarily in the office, we believe that earlier commercialization via the PROGRESS study is a logical move since it will result in an additional treatment option for clinicians in managing frontal sinus disease.

This concludes our clinical research update. So Lisa, I’m now turning the call back over to you.

Lisa Earnhardt

Thanks, James. Moving on to our next topic, we continue to work through what you’ve probably heard me refer to as a multi-year, multi-step process towards reimbursement for our products. As a grounding point, let me emphasize that currently, the cost of PROPEL is typically covered as a supply under existing reimbursement for sinus surgery. However, we are working to ensure patients and physicians have access to our technologies across the continuum of care from the OR to the office setting. This means pursuing coding in all settings as well as working with payers to establish medical policies supporting the clinical and economic value of these products.

With regard to the coding, in March, we were notified that the AMA granted a Category III CPT code for an in-office standalone procedure to insert a drug-eluting sinus implant. While Category III codes are not assigned payment values and are considered non-covered by many payors, the approval of this code validates in our products and the procedure to insert the implant are indeed unique. Category III designation is typical for a new procedure or new technology, and is…we really view as a step towards our ultimate goal. We’ve already begun efforts to graduate this code to Category I status.

With regards to our coverage policy initiatives, we have made solid progress working with our commercial payors to expand patient and physician access to drug-eluting sinus implant technology. Many large commercial payors have no published policy for PROPEL, yet provide payment depending upon the contract between the hospital or ASC and the payor. Consistent with other new technology, many commercial payors have posted “investigational or experimental” medical policies for PROPEL, which have limited access in some cases.

We built a highly experienced field-based market access team that is working with our key physicians to educate these payors about the value of PROPEL in sinus surgery patients based on the extensive published clinical evidence, including the cost effectiveness study for PROPEL published in 2014. These efforts are beginning to pay off as some payors have established policies describing the use of PROPEL as “medically necessary.” These payors include large, leading insurers such as Blue Cross Blue Shield of North Carolina and Healthcare Services Corporation or HCSC, the fourth largest commercial payor in the US representing Blue Cross Blue Shield of Texas, Illinois, Oklahoma, New Mexico and Montana, which just announced a positive coverage decision on May 1st.

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So what does it all mean to us? First, we do not see near-term 2015 upside for PROPEL sales as our reimbursement strategies are truly multi-year. That said, our progress on both coding and coverage is certainly a step in the right direction. Once the Category III code is implemented in 2016, we will work with payors to explore case-by-case coverage and continue our efforts to graduate the Code to Category I status.

I’d now like to turn the call over to Jeri to review our financial results and outlook. Jeri.

Jeryl Hilleman

Thanks, Lisa. We achieved first quarter revenues of $13.4 million, an increase of 78% over our first quarter 2014 revenues. To provide an additional perspective, these Q1 revenues were at parity with our Q4 revenues, overcoming the customary Q4 to Q1 seasonal drop in sinus surgery procedures. This growth was supported by our expansion of the sales force in the latter part of last year and by the price increase that Lisa mentioned earlier with our ASP rising to $728 per unit.

We are maintaining our 2015 guidance range of $60 million to $70 million in revenue for the year which translates to an average annual growth rate of approximately 70%. For the second quarter, we do expect to continue quarter-over-quarter growth at a level consistent with this target annual growth rate.

Gross margins for the quarter rose to 79%, comparing favorably to last year’s Q1 gross margins of 69% due to increased efficiencies and to spreading overhead over a larger volume. We also improved upon the prior quarter’s gross margin percentage through a combination of increases in production efficiency and the price increase. Despite these positive achievements, we are maintaining our gross margin outlook of 76% to 78% for the year based on expected incremental costs from adding production infrastructure, including expanded manufacturing facilities and the addition of a third production shift.

Our expenses in the first quarter were $15.9 million, lower than we’d indicated due to timing factors including deferral of support hiring and for some R&D spending. Our most critical spending growth did occur as planned, specifically that related to clinical trials and sales force expansion, and we continue to expect expenses for the year to fall within our ongoing guidance range of $74 million to $76 million.

Our balance of cash and investments at the end of the first quarter was $42.9 million, reflecting a net burn of $5.5 million during the quarter.

Lisa, I’ll now turn the call back to you.

Lisa Earnhardt

Thank you, Jeri. One final point to touch on before we wrap up the call is international. As we shared previously, PROPEL has received CE Mark approval and we are continuing to work on our expansion plans globally. We believe there are attractive market opportunities for PROPEL outside the US, and we are working to define the initial four to six markets in which to begin our engagement, specifically in Europe and in Asia. Obviously, healthcare systems are different in each and every country and our opportunity in these international markets will likely hinge on establishing both positive reimbursement and market access. We will keep you updated as we define our entry strategy including our plans for required regulatory and reimbursement activity.

We believe that the international opportunity will be an important complement over time to our US business as we work to deliver products to serve the needs of patients with chronic sinusitis across the continuum of care.

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Wednesday, May 6, 2015, 4:30 PM Eastern

That concludes our prepared remarks for today, and we’d like to now take some questions. As always, thanks for your continued interest and support. Catherine, we can go ahead and open up the lines for questions.

QUESTION AND ANSWER

Operator

We will now begin the question and answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pickup your handset before pressing the keys, to withdraw your question, please press “*” then “2.”

Our first question comes from Mike Weinstein with JP Morgan. Please go ahead with your question.

Mike Weinstein

Hey guys, close enough. So let me start with NOVA, I think you are aware that the street doesn’t have NOVA reflecting this models at this point. So the acceleration and the timeline and kind of the increased visibility is important. So let’s start with the initial opportunity which is frontal sinus after balloon dilation. Can you just talk a little bit about that opportunity, how you size it? The setting and what you need on the reimbursement front upon approval in order to make that happen? Thanks.

Lisa Earnhardt

Yes, this is Lisa, Mike, good afternoon, and I will take that question. For NOVA, we are specifically looking at getting first step frontal indication. We believe frontal surgery represents maybe about 30% of all cases that are done or in other words, frontal sinuses are treated in about 30% of the patients that could either be done as you know with standard surgical technique or with balloons and really NOVA could very well be complementary to either one of those techniques. So to start off with obviously with where we are from a reimbursement standpoint today, the biggest opportunity would be in the operating room setting either in the hospital or the ASC. And then once we have the reimbursement defined for the office setting, we do see a visibility specifically to work around in a complementary nature to the balloon technology which is indeed a burgeoning growing market. So from a timing perspective, we do anticipate the codes…that office codes being available around the time we have these products in the market. So as you know we’ve communicated, it will be a couple years from now until we graduate that CPT code from a Category III to a Category I.

Mike Weinstein

And the trial, so the first trial you are talking about conducting is a sinus surgery trial in the OR, or inventory setting for frontal. So just to be clear what’s the timing on doing a maxillary trial post balloon dilation?

Lisa Earnhardt

We would hope to get back trials started before the end of the year, so consistent with what we had shared previously, the latter trial specifically around the maxillary.

Mike Weinstein

Okay. Let me switch back to the business today, which is PROPEL, you continue to see great momentum even what’s should be the seasonally soft first quarter, sales were flat coming off of a very big fourth quarter for the company. Can you just talk about what you are getting from the field and just kind of the feedback from the reps and what you feel like you need to do commercially in order to continue to drive the business over the next one to two years before we get to these kind of second and third opportunities with RESOLVE and NOVA?

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Lisa Earnhardt

Yes, we continue to hear from our field as well as our customers that they believe that there is a huge potential for PROPEL, that really make a big difference for patients undergoing sinus surgery. As you know, we are really just scratching the surface from an adoption standpoint. We have a number of initiatives underway from medical education whether it be physician symposiums speaker series, even small dinner, small get-togethers whatever format that education takes place, we know that peer-to-peer education is probably the most powerful tool we have to continue to raise awareness around PROPEL as well as drive adoption.

The second big thing we are obviously working on is around reimbursement. And, as you know, as we continue to make progress with both coding and coverage, that will help over the next couple of years in terms of driving depth of our business. And clearly, the final piece which is what’s been driving our success today in large part is just continued expansion of our sales team. So super enthusiastic, in fact, we just have a group of new hires in here this week, and they are raring to go and I know we will be making a huge impact there. I am looking forward to it.

Mike Weinstein

And Lisa did I hear right, the target of 75 reps by year-end, was that the right number?

Lisa Earnhardt

Yes, absolutely.

Mike Weinstein

So as it ramps, what do you think is the right number for rep productivity in revenues per rep?

Lisa Earnhardt

Yes, I mean, we’ve always thought the right sales force size, I will take that question first and then talk about productivity, but you know 75 to a 100 reps we believe is about the right size for the sales force itself, for the surgical opportunity recognizing when we move into the office. We absolutely will want more feet on the street to meet that opportunity. In terms of productivity, some of our most experienced reps are already at 1.5 million in terms of annualized productivity. So that at least gives you a sense of what the possibilities are and that’s just with the products and the indications we have today.

Mike Weinstein

Okay, probably last question and I let some others jump in. Anything you are seeing new, competitively any programs that have kind of popped up which you are aware of?

Lisa Earnhardt

Yes, there are a couple, a handful of different companies that are working on products focused on localized drug delivery, all of them are very early and to our understanding have only initiated work outside of the US. So…and as you know, given the clinical and regulatory requirements, we will continue to have great visibility in terms of those programs and their success moving forward.

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Mike Weinstein

Great. Thank you, Lisa. Thank you, guys.

Lisa Earnhardt

Thanks Mike.

Operator

Our next question comes from Tom Gunderson with Piper Jaffray. Please go ahead with the question.

Tom Gunderson

Hi, good afternoon. So I want to follow-up on Mike’s questions on NOVA. It is important, but pulling clinicals in a year is not something we are use to, but the other thing that we are not used to is attaching another product onto an existing clinical trial. So maybe you could walk us through or me through in smaller steps. I think you said PROGRESS was 80 patients, you are on track, you will finish sometime enrolling mid-year and that’s for surgery in the frontal of a PMA approved product. Can you kind of walk me through how NOVA tags onto that and speeds up the clinical progress?

James Stambaugh

Yes, this is James, I’ll take that question. So essentially what we are intending to do and this is still subject to FDA’s agreement on the strategy, is to add on a similar size cohort of patients treated in a similar fashion to the existing mini product in the PROGRESS trial and allow NOVA to be used.

Tom Gunderson

Different product – same protocol?

James Stambaugh

Same protocol, different product, right.

Tom Gunderson

And the IRBs would probably just need a letter or what do you think on that front?

James Stambaugh

It will vary by site, but certainly an amendment to the protocol and IRB meeting on that.

Lisa Earnhardt

What this enables us to do, Tom, is really build on the momentum of the PROGRESS trial. As you know, we are thrilled, we are right on track, we do anticipate finishing enrollment mid-year, and so what this enables us to do is rope NOVA just right in and keep those sites up and running and productive for us which saves quite a bit of what typically is required which is a lot of trials start up time getting sites onboard and protocol’s approved. So we believe this is much more streamlined way to do that and we will certainly get the product out in the market earlier. Obviously over time we are going to work to continue to expand those indications so that we can offer those the greatest value with this product.

Tom Gunderson

Got it. Thanks and just to beat the horse a little bit more, this would be on the NOVA side, a hospital indication and a new PMA or does it fold into the supplement somehow?

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James Stambaugh

We believe this would be a supplement of its own, you know a new PMA supplement and the indication for use would be very similar to PROPEL mini and very similar to the indication we are pursuing forward PROPEL Mini in the frontal. So following sinus surgery, but not specifically stating setting of care.

Tom Gunderson

Got it. Thanks. That’s interesting the way you can…because we all when you see a clinical trial kind of tie-off (ph.) everybody is still looking for where is the cap, where is something else that we can do? And you’re saying hey, let’s fold in the next product and not…it’s very interesting. The other question I have is on reimbursement. AMA Category III CPT codes, you want to march it through to Category I, you will be talking…it will be implemented next year in January?

Lisa Earnhardt

Yes, that is correct. The Category III will be effective January 1, 2016. So we could start…the providers can already start reporting utilization of that code just next year.

Tom Gunderson

Got it and is that the intent is that increasingly they will be using that code or what are the first steps, you said March 3 through Category III through I, but what’s 2.5, 2 and 1.5?

Lisa Earnhardt

So I wish that pathway was as well defined as we’d like it to be, right, because as you know, there is a fair amount of grey in the reimbursement world. But yes, you are right, today a physician when they are using…placing our product they are not coding any CPT for their work specifically around the placement. The CPTs, they are coding are just related to the procedure that they are doing. But moving forward, if they were looking at using our product in the fashion in which the CPT code language is described, they could start billing or using that product CPT code as soon as January. And then, there is an opportunity for us that helps from a tracking perspective. It also helps us from an opportunity as we could potentially or they could potentially appeal to try to get coverage for that, for those cases on a case-by-case basis. So that’s a lot of heavy lifting, but it certainly is a start in the right direction just start to recognize the uniqueness and the importance of having this separate codes.

The other thing it will take, two other things it takes is continue to work with the various stakeholders involved to gain their support on graduating to Category I. And then the final thing is obviously clinical data. So to the extent that there is additional clinical data demonstrating the value that will certainly help bolster the application and could potentially enable the AMA to grant a Category I code.

Tom Gunderson

Got it. Thanks, Lisa.

Lisa Earnhardt

Multi-year, multi-step process.

Tom Gunderson

There is seasonality to your business still, right.

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Lisa Earnhardt

I think we have heard that before and indeed it was fast in Q1, I think I had mentioned that on our…on the call we did in late February.

Jeryl Hilleman

Compared to Q4.

Lisa Earnhardt

Compared to Q4 most definitely surgical volumes were soft. We obviously overcame that, but yes, there is seasonality indeed.

Tom Gunderson

Okay. Thanks, guys.

Lisa Earnhardt

Thanks, Tom.

Operator

Our next question comes from Richard Newitter with Leerink Partners. Please go ahead with your question.

Richard Newitter

Hi, thanks for taking the questions. Lisa, just going back to the coding discussion that you are just having, I just want to make sure I’m understanding when you get to a CPT Category I code, does there has to be a language or does that have to be a carve out from that code in some way that delineates when and if it can, it can apply to the surgery settings. My understanding was always that the Category I CPT code was ultimately for in-office procedures, you need a dedicated code there to broaden that market as there is no procedure reimbursement in-office. Will there be some sort of way to map that code to the surgery setting?

Lisa Earnhardt

Yes, Richard. It’s a very good question that is something that we intended to continue to work on to try to get codes that have the appropriate language that could be applicable across the setting of care. You are right, the Category III code that was granted, the wording today really does focus on in-office placement of PROPEL and we are hopeful to continue to revise and modify that verbiage, so that we could get coverage in a broader setting.

Richard Newitter

Okay. That’s helpful. And then on NOVA, so I have just two questions there. If this product is the pathway to getting it approved earlier is obviously in the capacity of frontal sinus surgery, again in the surgical setting officially on label. Presumably this would be a product that seems to have a similar application that PROPEL mini has. So should we be thinking about this as maybe cannibalization if everything goes as planned and it comes to market in 2017 that maybe some PROPEL mini get swapped into NOVA, or is there going to be a certain type of procedure where NOVA would have better relevant…more relevant than PROPEL mini?

Lisa Earnhardt

Yes, Richard, I do think initially NOVA will likely have that same frontal sinus indication similar to what we are seeking for PROPEL mini in the frontal. And while we do see some overlap in the target patients, there is obviously some important differences in the NOVA product between device size, the shape, the delivery system, which potentially could allow physicians to use

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NOVA to treat some patients who would not otherwise receive a PROPEL mini. So you are right, I think on the surface there, there well could be some cannibalization, but we do see an opportunity to treat a broader group of patients given that it’s a miniaturized version with a smaller delivery system.

Richard Newitter

And then, obviously the other benefit to having it earlier is doctors…once it’s approved, doctors can technically use the device however they see fit, you obviously won’t market it that way, but they could use it and start using it in-office and it’s very possible that you could have a reimbursement code kind of simultaneously coming about around the early 2017 timeframe. So we could actually start seeing some in-office use, even ahead of an official indication for NOVA, am I thinking about that correct?

Lisa Earnhardt

Well, I think the biggest gating factor there is obviously reimbursement. We are going to be true to the indications which is following surgery. There are a number of different ways of doing surgery, and today as you know surgery is done primarily in the OR and the ASP setting, but there is some surgery being done in the office setting. So you are correct, it could potentially happen, it is a much smaller market today than the OR-based, but certainly a potential for us.

Richard Newitter

Great. And then one last one, just on the quarterly seasonality, Lisa, if you could just remind us or if there is any third party data that you guys have to indicate what the quarter-to-quarter trends typically are in the seasonally weaker quarters. And what are those quarters again that we should all be thinking as we move through the year. And then within the context of that, Jeri, I thought you said that 2Q for the quarter-over-quarter you gave us some guidance there, can you just remind us what that was, is that a 70% year-over-year growth number we should be thinking about for 2Q?

Jeryl Hilleman

Yes, to answer the second question first, the intent was to indicate that about 70% year-over-year growth that’s consistent with the midpoint of our range and consistent with the other element effecting that is the seasonality tends to be pretty even between Q1 and Q2. So there is not going to be a seasonal shift up, notably up or down going from Q1 to Q2. Typically, we see a drop in Q3 and then a rise in Q4, but Q1 and Q2 tend to be pretty even.

Richard Newitter

Okay and thank you.

Lisa Earnhardt

Okay.

Operator

Our next question comes from William Plovanic with Canaccord Genuity. Please go ahead with your question.

William Plovanic

Great, thanks. Good evening. Can you hear me okay?

Lisa Earnhardt

Hi, Bill. Yes, we can.

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William Plovanic

Excellent. So a point of clarification if I could on the NOVA study, so the PROGRESS trial, the patients are on control, so you are treating one side and the other side services as the control and that’s randomized. The mini is a frontal study, is the NOVA going to be a frontal or is the NOVA going to be a maxillary?

James Stambaugh

In this first study the NOVA is going to be used in the frontal as the mini is, in the intra-patient control design?

William Plovanic

Okay. And then, I think the comment was for the maxillary that that’s going to start by the end of the year and that…so that would be the study that you’ve kind of been working on already and that’s just kind of taking it’s path, you are just able to tack the NOVA on to the frontal in the existing PROGRESS study, is that how I should think about this?

James Stambaugh

No, the maxillary indication would be a different clinical study proposal and design that we would interact with the FDA with on in the next several months. So it would be a unique study.

William Plovanic

Okay. That’s very helpful. And then I think typically you’ve suggested that the normal utilization is about 1.8 units a procedure, PROPEL were 1.8 units per patient. Is that still the case or have you seen any change or any reason to think that’s changed?

Lisa Earnhardt

For PROPEL we’ve been seeing about two units per patient.

Company Representative

Yes, so it has gone up I think slightly above.

Lisa Earnhardt

Yes, it’s gone up a little bit, yes.

William Plovanic

And when do you think that occurred in the last quarter or two or has that been going on a little while?

Lisa Earnhardt

I think we started seeing it towards the end of last year, certainly in the fourth quarter.

William Plovanic

Okay, great. That’s very helpful. And then I’m sorry, your guidance, your revenue guidance for 2015, can you repeat that? I missed it.

Jeryl Hilleman

It’s $60 million to $70 million for the year and in addition we guided the second quarter to a growth rate equivalent to the midpoint of that range, which is 70%, so $60 million to $70 million on average is about a 70% year-over-year growth, and we are expecting that growth rate to apply for second quarter year-over-year and quarter-over-quarter growth.

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William Plovanic

Okay. And then my last question is, if I look at your P&L that, that gross margin was very impressive and you look at this. So what should we expect, kind of what type of leverage, I know you are giving the guidance because I look out three to five years, I mean is this an 85%, 90% gross margin business or is this really kind of caps out at like a low 80s?

Jeryl Hilleman

Yes, we haven’t really given guidance overall, but the factors that PROPEL could keep moving up in and of itself just because of the still considerable percent of overhead in our cost of goods, the considerations are as we had in the in-office products, we have to think about what pricing assumptions and margins we have for that mix and we’ve not given you know guidance on that at this point.

William Plovanic

Right. And the 728, should we basically think that that pricing is going to hold as we work forward in our models?

Jeryl Hilleman

Yes, at least yes we do.

William Plovanic

Alright. Great. Thank you very much

Operator

Our next question comes from Tao Levi with Wedbush Securities. Please go ahead with your question.

Matt Won

Hi guys, this is actually Matt Won in for Tao.

Lisa Earnhardt

Hello! Matt.

Matt Won

Congratulations on insurance coverage. So I just wanted to ask a question specifically on the Blue Cross and Blue Shield of North Carolina, which indicated also updated its policy recently. So my understanding is that they conducted a pilot study to look at the cost benefit of reimbursing PROPEL in the ambulatory surgery center, and I want to see if that was a reason for the North Carolina decision? And if you could provide some details around that pilot study and any outcomes from it?

Lisa Earnhardt

Yes, Matt. This is Lisa. We don’t have. We are not privy to the details of the work that they did. What we do now is their Medical Director worked very closely with a number of physicians in North Carolina to help evaluate and assess the benefits PROPEL would bring to their patient population. We are obviously excited that they made the decision as well to declare PROPEL medically necessary. So…but unfortunately, that’s probably a great question for us to ask Blue Cross, Blue Shield, but they likely are keeping that information confidential, but yes, you are right , I do believe that they did some pilot work, which is pretty typical as well, we’ve seen that with other peers and integrated health systems as they are looking at evaluating not just our technology, but other new technologies making sure they are really reaping both the clinical and economic benefits we are able to provide.

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Wednesday, May 6, 2015, 4:30 PM Eastern

Matt Won

Got it. And I know you touched on the…it’s like more of a macro question, but what was like the weather impact this quarter? We heard some different commentary from various companies regarding that impact, so any color there would be helpful.

Lisa Earnhardt

I think there is no question in the Northeast, I don’t think it was much different than last year as you remember, there was bit of tundra last…I guess that’s our new norm between the resetting and deductibles and bad weather in the first quarter. I guess that we should…two points make a line. 2014 and 2015, I think it’s the norm now. That’s why we live in California, Matt.

Jeryl Hilleman

We didn’t feel the need to call that out as a specific factor in our Q1 performance, so just to be clear about your question.

Lisa Earnhardt

Yes, it’s just normal course of business we believe.

Matt Won

Okay, great. And my last question is more of like a follow-on question, just what percentage of revenue was recurring versus new and how do you see that changing over time?

Lisa Earnhardt

Yes, we’ve been tracking to 85%. That may grow over time because the new accounts become recurring business then. So we are going to continue to build a strong and maintain the strong recurring revenue base as we continue to retain new accounts, which become reoccurring and as we expand business within existing accounts. So we do expect that number to go up over time.

Matt Won

Alright. Thanks, guys.

Operator

Our next question comes from Ben Andrew with William Blair. Please go ahead with your question.

Ben Andrew

Good afternoon. Thanks for taking the questions.

Lisa Earnhardt

Hi Ben.

Ben Andrew

Jeri, can you tell us a little bit about kind of the mix of settings where you are seeing procedures done and is it shifting, you’ve obviously mentioned the hospital and ASC setting, but is there any in-office that people are doing whether for cash pay or just in general and how has that been shifting for you?

Intersect ENT, Inc.

Wednesday, May 6, 2015, 4:30 PM Eastern

Jeryl Hilleman

Yes, I’m actually going to deflect the question to Lisa.

Lisa Earnhardt

Yes, so Ben. Thanks for being on the call. So in terms of the setting of caring with our product is used , it stayed recently stable the last couple of quarters so about 80% of our volume is done in the hospital outpatient setting, around 20% in the ASC setting. There is a small number of cases that are done every quarter in the office as well, but it’s been pretty stable, as I mentioned for the last couple of quarters.

Ben Andrew

And were those in-office case is done on a cash basis or are they getting reimbursed somehow?

Lisa Earnhardt

No, they are not to my understanding or more obviously not privy to all of the economics there. But I do think they’re able to garner some coverage from the payor. So sometimes they pursue office coverage on an appeal basis as well.

Ben Andrew

Okay. And then, the rep productivity ramp you commented on earlier is helpful. The people that you added in the quarter are they kind of tracking with the traditional model as you further segment down the territories or has there been a shift there?

Lisa Earnhardt

Yes, the folks we’ve just added, we obviously added a bolus in Q1, which is pretty typical, right, as people start a new year. So it’s a little early to comment on, on the dozen or so we’ve added this year. But what we have been able to see are those that we added in the Q3, Q4 which as you know we ramped pretty significantly from 37 territory managers at the time of IPO to 52 at the end of the year. So what is that 15 new TMs, and absolutely those folks are tracking to the benchmark’s which is very encouraging for us.

Ben Andrew

Okay. And then just thinking over time as you obviously continues to mount clinical data across the different settings. Is there any way to think about how many devices per patient is realistic, say in three years, and I understand the differences in settings and where they’re used, but if somebody has got a disease in the frontal, they probably got problems in the ethmoid (ph), they probably got disease in maxillaries. Why wouldn’t that number of devices per patient trend perhaps materially higher, say three or five years out?

Lisa Earnhardt

Yes, I think the bigger question will be around the…sort of the economics there, and we demonstrate that value is created, but that’s obviously happened in other specialties as well, right.

Ben Andrew

Okay, so it’s an opportunity but it’s really about the data and cost effectiveness kind of generation over time, okay. And then just…and this is kind of a silly question, but what sort of feedback do you get from patients? I mean, do they email you guys and say, my God, this is wonderful, I don’t have to do this other stuff. What sort of social media, sort of feedback and is that fuelling kind of the grassroots demand for this, as opposed to the push that you all are doing towards the physician community, because obviously that could be a bit of an accelerator for you?

Intersect ENT, Inc.

Wednesday, May 6, 2015, 4:30 PM Eastern

Lisa Earnhardt

Yes, what we are seeing from a patient perspective is that there are a number of locals media stories that have been published, I am thinking there was maybe a dozen or so just in the first quarter where in a local market, maybe a physician and/or patient were interviewed by the local media and that certainly is a powerful thing. And those are stories that always warm our hearts. It’s not a huge focus for us in terms of our efforts today, we believe the biggest value is making sure we are training and educating physicians and convincing them of the value of PROPEL, but we do see over time the value of working directly with the consumer, right, especially as they are starting to take over more and more of the decision making for their healthcare. So certainly it will be an investment that we will continue to make as we move on.

Ben Andrew

Okay. And then lastly, I mean Jeri, you were able to give us some nice feedback about the guidance for expenses. Is that likely to be a steady ramp over the course of the year and is there any kind of particular seasonality on the expense side we should model in? Thank you.

Jeryl Hilleman

There’s not any marked seasonality to the expenses. The clinical trials will be going on, so we don’t really see that much variance driven by any particularly notable factor.

Ben Andrew

Great. Thank you very much.

Operator

Again, if you have a question, please press “*” then “1.” Our next question comes from Shagun Singh with Sterne Agee CRT. Please go ahead with your question.

Shagun Singh

Thank you for taking the question. So on the PROGRESS trial you mentioned that data will be presented in the fall. Can you share with us where you plan to release that data?

James Stambaugh

Our plan is to release top-line results by a press release when they are available.

Shagun Singh

Got it. And then with respect to account additions, I thought the range was about 150 to 200 per quarter, and I believe you added about 150 which is pretty impressive by itself. But how should we think about new account additions on a quarterly basis going forward?

Lisa Earnhardt

Yes, I think that historical trends will be consistent with that where we have…we added 700 accounts all of last year which on average was about 150 to 200 per quarter and we think that that’s a pretty solid way up and a number we can count on.

Shagun Singh

Okay, great. And then on the sales force addition side, we were looking for more of a measured pace of hiring throughout the year. It seems like you hired a lot more of people in 1Q. I was just wondering if you can share with us what changed there?

Intersect ENT, Inc.

Wednesday, May 6, 2015, 4:30 PM Eastern

Lisa Earnhardt

Yes, our biggest change in terms of the sales force hire was just the amount of interest we had after the first of the year and it was really opportunistic, a number of sales representatives make a change at that period of time as they finish up their employment with another company and specialists are based on calendar year fiscal year. And so, it was more opportunistic than anything, we hired just a probably a little bit faster than we had anticipated, but we do anticipate getting to that 75 by year end.

Shagun Singh

Okay, that’s really helpful. And then on the gross margin side, it was pretty impressive this quarter, guidance was maintained. How should we think about the cadence of that going forward? I know you are adding a third production shift, but what is the timing of that?

Lisa Earnhardt

We will be adding the third production shift in the latter half of the year, late third, sometime in the fourth quarter most likely. And the facilities we will be adding as we move it into the…from the second into the third quarter production.

Shagun Singh

So 2Q, we should expect it to be still higher and then a little lower in the fourth quarter?

Lisa Earnhardt

I’ve given you the color; I hope that helps with your analysis.

Shagun Singh

Okay. And then my last question is on the price increase that you took in 1Q, you said it was really well accepted. I was just wondering if you can provide some more color on that, you know, did you get any pushback at all, was the data really impressive, and there is just very high demand for PROPEL. Just any color around that would be really helpful. And that’s it for me. Thank you.

Lisa Earnhardt

Yes, I mean the price increase are just that way in the place on January 1st. It really does represent a standard pricing adjustment for inflation; it’s routinely done by a number of companies. It’s something we hadn’t done for a number of years. And so, I think accounts recognize that we had not yet ever adjusted price. So it certainly took work. It’s never easy if you will, but people understand it’s becoming more and more routine practice.

Shagun Singh

Thank you.

Lisa Earnhardt

Thanks, Shagun.

Operator

This concludes our question and answer session. I would like to turn the conference back over to Lisa Earnhardt for any closing remarks.

CONCLUSION

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Wednesday, May 6, 2015, 4:30 PM Eastern

Lisa Earnhardt

Thanks so much, Catherine, and just wanted to thank you all for your time today and your continued interest and support. We will look forward to speaking with you all soon. Have a nice afternoon.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

Intersect ENT, Inc.

Wednesday, May 6, 2015, 4:30 PM Eastern